Exhibit 10.112
W. James Prowse Consulting Agreement
Compuware Corporation (“Compuware”) and W. James Prowse (“Contractor”) desire to enter into this Independent Contractor Services Agreement (“Agreement”), dated November 17, 2008 (“Effective Date”) under which the Contractor will provide requested services to Compuware. In consideration of the promises and mutual covenants in this Agreement, Compuware and Contractor agree as follows:
1. Scope of Work
The Contractor shall consult with and advise Compuware on special projects, including but not limited to pricing strategies, and other business and financial projects.
2. Effective Date of Agreement
This Agreement is effective on the date first set forth above and shall continue unless terminated by the parties as set forth in Section 3.
3. Termination
Compuware or Contractor may terminate this Agreement for any reason in whole or in part at any time without prior notice.
4. Payment
Contractor shall provide services at a daily rate of $2500.00. Compuware shall pay Contractor on a semi-monthly basis. Contractor shall invoice Compuware for the work performed under this Agreement and provide such back-up or additional documentation as Compuware shall reasonably request. The first invoice in a month shall be for the period that begins on the 1st day of the month and ends on the 15th day of the month. The second invoice in a month shall be for the period that begins on the 16th day of the month and ends on the last day of the month. Compuware shall pay correct invoices provided by Contractor on the 15th day following Compuware’s receipt of a correct Contractor invoice and all related documentation.
Compuware shall reimburse Contractor for all reasonable and customary out of pocket expenses that Contractor incurs while traveling on Compuware business. Contractor shall submit such expenses on a monthly basis and provide supporting documentation as Compuware shall reasonably request.
5. Relationship of the Parties
It is agreed that Contractor is an independent contractor and not an employee of Compuware. In performing the work contemplated in this Agreement, Contractor warrants that he is an independent contractor with the authority to control and direct the performance and duties of his work. Compuware is only interested in the results obtained. However, the work to be provided under this Agreement must meet the approval of Compuware and shall be subject to Compuware’s general right of inspection and supervision. Contractor agrees to keep accurate and complete accounts and time records showing all actual costs, expenses and other charges incurred under this Agreement. Except as specifically provided, this Agreement shall not be construed to form a partnership between the parties nor to create any form of employment relationship or any legal association which would impose liability upon one party for the act or failure to act of the other party. It is also expressly understood that Contractor has no authority to bind Compuware by contract or otherwise. In addition, neither party is to represent to others that the relationship between them is other than as stated above.
6. Employment Taxes and Benefits
Contractor agrees that he shall be exclusively responsible to file all tax returns and reports, withhold and/or pay applicable federal, state and local wage or employment related taxes, including but not limited to income taxes, gross receipts taxes, taxes measured by gross income, social security taxes and unemployment taxes for Contractor. Contractor agrees to indemnify and to hold Compuware harmless for any obligation imposed by law on Compuware to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payments made to Contractor by Compuware pursuant to this Agreement. Contractor shall not be entitled to participate in any plans, arrangements or distributions by Compuware pertaining to any bonus, stock option, profit sharing, insurance or similar benefits intended for Compuware’s employees, with the exception of stock options or other similar benefits received as a director or as a former employee of Compuware.
7. Confidential and Proprietary Information
Contractor shall not use or disclose to third parties or parties without a need to know any confidential or proprietary information of Compuware. Confidential or proprietary information, whether tangible or intangible, includes but is not limited to the materials produced under this Agreement, inventions conceived or reduced to practice, customer lists, manuals, educational materials, reports, programs, disks, tapes, listings, marketing plans, product and service development plans, information concerning products and services, and such information which is designated as proprietary.
8. Competition with Compuware
Contractor agrees not to compete with Compuware during the term of this Agreement and for twelve (12) months after the Agreement is terminated. Further, Contractor agrees not to use information gained as a result of the relationship established under this Agreement to engage in competition with Compuware. Contractor acknowledges that Compuware is engaged in businesses that involve highly confidential information and that such information represents unique business assets.

9. Non-Solicitation
During the term of this Agreement and for a period of twelve (12) months after the termination of it, Contractor will not hire, directly or indirectly solicit for employment, or aid any third party in hiring or soliciting an employee of Compuware without first obtaining the prior written consent of an authorized Compuware representative. In the event this provision is breached, Contractor agrees to pay liquidated damages equal to fifty percent (50%) of the solicited employee’s annual salary. Contractor agrees that the liquidated damages sum represents the costs incurred by Compuware for recruiting, training, educating and replacing such employee.
10. Applicable Law and Jurisdiction
This Agreement shall be governed by the laws of the State of Michigan, and Contractor agrees to the jurisdiction of state and federal courts sitting in the State of Michigan.
11. Complete Agreement
This Agreement is the complete understanding between Compuware and Contractor and supersedes all prior agreements and understandings, whether oral or written, concerning the subject matter. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by authorized representatives of the parties for that express purpose.
12. Notices
Any notice required or permitted to be given under this Agreement shall be properly made if in writing and personally delivered, sent by facsimile, mailed by overnight courier, or certified or registered mail, postage prepaid with return receipt requested to the addresses provided below.

If to Compuware:	One Campus Martius
Detroit, MI 48226
Fax: (313) 227-9567
Attention: Chief Executive Officer

If to Contractor:	Street Address: XXXXXXX
City, State & Zip: XXXXXXX
Fax #: XXXXXX Attention: W. James Prowse

Accepted by Compuware	Accepted by Contractor

/s/ Peter Karmanos, Jr. Peter Karmanos, Jr.	/s/ W. James Prowse W. James Prowse
Chief Executive Officer